Exhibit 5.1

faegredrinker.com

Faegre Drinker Biddle & Reath LLP 600 East 96th Street, Suite 600 Indianapolis, Indiana 46240 +1 317 569 9600 main +1 317 569 4800 fax
October 3, 2024
Inotiv, Inc.
2701 Kent Avenue
West Lafayette, Indiana 47906
Ladies and Gentlemen:
We have acted as counsel to Inotiv, Inc., an Indiana corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the potential resale from time to time by certain selling shareholders named therein (the “Selling Shareholders”) of up to 4,146,250 of the Company’s common shares, no par value (the “Common Shares”), that are issuable from time to time upon the exercise of certain warrants (the “Warrants”) currently held by the Selling Shareholders (such Common Shares underlying the Warrants, the “Warrant Shares”). The Warrants were issued to the Selling Shareholders pursuant to (i) that certain Purchase Agreement, dated September 13, 2024, between the Company and the Selling Shareholders named therein (the “Purchase Agreement”) and (ii) that certain structuring fee letter, dated as of September 13, 2024 (the “Fee Letter”), between the Company and the Selling Shareholder named therein.
This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.
For purposes of this opinion letter, we have examined originals, or copies certified or otherwise authenticated to our satisfaction, of the following documents: (i) the Registration Statement, (ii) the Purchase Agreement, (iii) the Fee Letter, (iv) the Warrants, (v) that certain Registration Rights Agreement, dated September 13, 2024, between the Company and the Selling Shareholders, (vi) the Company’s Second Amended and Restated Articles of Incorporation, as amended to date, filed as Exhibit 3.1 to the Registration Statement, (vii) the Third Amended and Restated Bylaws of the Company, as amended to date, filed as Exhibit 3.2 to the Registration Statement, and (viii) the resolutions of the Company’s board of directors authorizing the issuance of the Warrants and the Warrant Shares. We have also examined a certificate of the Secretary of the Company dated the date hereof (the “Certificate”) and originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records and other records, agreements, instruments, certificates of public officials and documents as we have deemed necessary as a basis for the opinions hereinafter expressed and have reviewed such matters of law as we have deemed relevant hereto. As to all issues of fact material to this opinion letter, we have relied on certificates, statements or representations of public officials, of officers and representatives of the Company (including the Certificate) and of others, without any independent verification thereof or other investigation.
In our examination, we have assumed without investigation: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures, including electronic signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (v) the authenticity of the originals of such latter documents; (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, documents, instruments, certificates and records we have reviewed; and (vii) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.
Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance of the Warrant Shares, and if, when and to the extent any Warrant Shares are issued in accordance with the terms of the applicable Warrant(s), including the due and proper exercise of such Warrant(s) by

October 3, 2024

the applicable Selling Shareholder, payment in full by such Selling Shareholder to the Company of the exercise price as required thereunder, delivery of certificates representing the Warrant Shares duly executed by the duly authorized officers of the Company, countersigned by the transfer agent therefor, to such Selling Shareholder (or in the case of Warrant Shares issued without certificates, the due registration of issuance and constructive delivery through book entry of such Warrant Shares), such Warrant Shares will be validly issued, fully paid and nonassessable.
The foregoing opinions assume that (a) the Company will remain duly organized and validly existing under the laws of the State of Indiana, (b) at the time any Warrant Shares are issued, (i) there will not have occurred any change in the law or in the Company's Second Amended and Restated Articles of Incorporation or Third Amended and Restated Bylaws affecting the issuance of such Warrant Shares, and (ii) no relevant corporate actions will have been modified or rescinded, (c) all certificates evidencing any Warrant Shares will be in the form required by law and approved for issuance by the Company, and (d) the Company will comply with all applicable notice requirements regarding uncertificated shares provided under the laws of the State of Indiana.
Our opinions set forth herein are limited to the laws of the State of Indiana, and we express no opinion as to the effect of any other laws.
With respect to our opinion regarding the Warrant Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of the maximum number of Warrant Shares as of the date hereof, future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more Common Shares than the number that then remain authorized but unissued.
This opinion letter is rendered as of the date first written above, and we assume no responsibility for updating this opinion letter or the opinions or statements set forth herein to take into account any event, action, interpretation or change in law or facts occurring subsequent to the date hereof that may affect the validity of such opinions or statements. This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Warrant Shares.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to being named in the Prospectus under the caption “Legal Matters” with respect to the matters stated therein. In giving these consents, we do not imply or admit that we are “experts” within the meaning of the Act or that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP

FAEGRE DRINKER BIDDLE & REATH LLP